Exhibit 99.1
Lightning eMotors Announces Receipt of Notice of Non-Compliance With NYSE Continued Listing Requirements
LOVELAND, Colo., September 1, 2023 — Lightning eMotors, Inc. (NYSE: ZEV) (the “Company”), announced today that it received a notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) on August 29, 2023 indicating that the Company is not in compliance with Section 802.01B of the NYSE listed company manual because the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, the Company’s last reported stockholders’ equity was less than $50 million.
The Notice has no immediate effect on the listing of the Company’s common stock on the NYSE, subject to the Company’s compliance with the NYSE’s other continued listing requirements.
About Lightning eMotors
Lightning eMotors (NYSE: ZEV) has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018. In that time, we have deployed a variety of vehicle classes and applications including but not limited to cargo and passenger vans, ambulances, transit and shuttle buses, school buses, specialty work trucks, and electric powertrains for school buses, transit buses and motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit our website at http://lightningemotors.com.

For more information, contact:

Brian Smith investorrelations@lightningemotors.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including the Company’s ability to regain compliance with the NYSE’s continued listing standards, and the Company’s ability to cure its global market capitalization deficiency. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. We undertake no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required under applicable securities laws.
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Lightning eMotors, Inc.
815 14th Street SW Suite A100 | Loveland, CO 80537 | USA | (800) 223-0740 | lightningemotors.com